Exhibit 99.1

Cephalon Signs Option Agreement to Acquire Assets from Alba Therapeutics

Promising Compound in Stage II Clinical Trial for the Treatment of Celiac Disease

FRAZER, Pa. (February 9, 2011) — Cephalon, Inc. (Nasdaq: CEPH) and Alba Therapeutics Corporation, a privately held biopharmaceutical company, today announced that the companies have signed an agreement providing Cephalon with an option to purchase all of Alba’s assets relating to larazotide acetate, a tight junction modulator, progressing toward a Phase IIb clinical trial for the treatment of celiac disease. Under the terms of the option agreement, Cephalon will pay Alba a $7 million upfront option payment and will provide a credit facility to fund Alba’s Phase IIb clinical trial expenses for larazotide acetate.

Cephalon may exercise its option at any time prior to the expiration of a specified period after receipt of the final study report for the Phase IIb clinical trial. If Cephalon exercises its option, the company will purchase Alba’s assets for $15 million. Alba could receive additional payments related to regulatory and sales milestones.

“We are encouraged by the data that we have evaluated,” said Kevin Buchi, Cephalon’s CEO. “Alba will now initiate a Phase IIb trial utilizing a more disease specific primary endpoint.  If successful, larazotide acetate will add to our pipeline in immunology and has the potential to be the first pharmacologic therapy available to treat patients who endure this often serious condition.”

“Celiac disease affects approximately three million people in the US and 15 million worldwide.  For the past six years Alba has been working diligently to research and develop larazotide acetate, a new oral peptide that has been tested in approximately 450 patients with celiac disease.  We are excited to work with our partner Cephalon.  Their passion and experience goes hand in hand with bringing new medicines to the market for patients who suffer from this disease,” said Wendy Perrow, President and COO of Alba Therapeutics.

About Larazotide Acetate and Celiac Disease

Celiac disease is an autoimmune disorder that is triggered by the ingestion of gluten, which is primarily found in bread, pasta, cookies, pizza crust and other foods containing wheat, barley or rye. People with celiac disease who are exposed to gluten experience an immune reaction in their small intestines, causing damage to the inner surface (villi) of the small intestine, and an inability to absorb certain nutrients.  Signs and symptoms of celiac disease include intestinal pain, bloating, diarrhea and failure to thrive (infants and small children).  These symptoms can be reduced, and sometimes eliminated, by avoiding food that contains gluten.  However, many patients remain symptomatic despite a gluten-free diet, and these patients may benefit from the addition of pharmacotherapy.

Larazotide acetate is a tight junction modulator.  Tight junctions in a normal bowel are closed except to shed dead cells.  In the presence of gluten in patients with celiac disease, these tight junctions remain open, thus starting an inflammatory cascade within the bowel that eventually destroys the intestinal villa.  Early research suggests larazotide acetate may help keep the tight junctions closed when ingested prior to a meal, thus reducing the inflammatory process in response to gluten.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas. Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide. The company sells numerous branded and generic products around the world. In total, Cephalon sells more than 150 products in nearly 100 countries. More information on Cephalon and its products is available at http://www.cephalon.com/

About Alba Therapeutics Corporation

Alba Therapeutics Corporation (“Alba”) is a Baltimore, Maryland privately held, clinical-stage biopharmaceutical company focused on the development and commercialization of pharmaceutical products to treat autoimmune and inflammatory diseases.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media Contacts:

Media Contact:

Natalie de Vane

Senior Director, Corporate Communications & Public Affairs

T: 1-610-727-636

C: 1-610-999-8756

ndevane@cephalon.com

Investor Relations:

Chip Merritt

VP, Investor Relations

T: 1-610-738-6376

cmerritt@cephalon.com

Joseph Marczely

Manager, Investor Relations

T: 1-610-883-5894

jmarczely@cephalon.com

SOURCE: Cephalon, Inc.